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                                                                 EXHIBIT (C)(2)

                             EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 18th day of February, 1997, is entered into by Cambridge Soundworks, Inc., a Massachusetts corporation with its principal place of business at 311 Needham Street, Newton, Massachusetts 02164 (the "Company"), and Thomas J. DeVesto, 835 Old Post Road, Cotuit, Massachusetts 02635 (the "Employee").

  The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

  1. Term of Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of February 18, 1997 (the "Commencement Date") and ending on February 17, 2000 (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

  2. Title; Capacity. The Employee shall serve as President and Chief Executive Officer or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time. The Employee shall be based at the Company's headquarters in Newton, Massachusetts, or such place or places in the continental United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board.

  The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

  3. Compensation and Benefits.

    3.1 Salary. The Company shall pay the Employee, in monthly installments, an annual base salary not less than $385,000 for the one-year period commencing on the Commencement Date. Such salary shall be subject to increase thereafter as determined by the Board. In addition, the Company shall pay the Employee an $8000 annual car allowance.

    3.2 Fringe Benefits. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that the Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Employee shall be entitled to three weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

    3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.


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  4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

    4.1 Expiration of the Employment Period in accordance with Section 1.

    4.2 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

    4.3 At the election of either party, upon not less than six months' prior written notice of termination; provided, however, that if the remaining Employment Period under this Agreement at the time of such notice shall be less than six months, then the required notice of termination period shall be such remaining Employment Period.


  5. Effect of Termination.

    5.1 Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

    5.2 Termination at Election of Either Party. In the event the Employee's employment is terminated at the election of either party pursuant to
  Section 4.3, the Company shall pay to the Employee the compensation payable to him pursuant to Section 6(d) in consideration of his covenants in
  Section 6 provided, however, that in the event of a failure by the Employee to give six months' prior notice of termination, the Employee shall not be entitled to receive any compensation in excess of the amount set forth in
  Section 6 (d); provided further, however, that in the event of a failure by the Company to give the prior notice of termination required by Section 4.3, in addition to the one year's base salary payment required by Section 6(d), the Employee shall be entitled to receive a lump sum payment equal to the base salary the Employee would otherwise have earned between the date of termination and the earlier of the (i) end of the Employment Period or
  (ii) end of the required six months' notice period.

    5.3 Survival. The provisions of Section 6 shall survive the termination of this Agreement.

  6. Non-Compete.

    (a) During the Employment Period and for a period of one year after the termination or expiration thereof, the Employee will not directly or indirectly:

      (i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being developed, produced, marketed or sold by the Company while the Employee was employed by the Company; or

      (ii) recruit, solicit or induce, or attempt to induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

      (iii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.


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    (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

    (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

    (d) In consideration for his agreements in this Section 6, the Company shall pay to the Employee in a lump sum immediately upon the termination or expiration of the Employment Period a total amount equal to one year's base salary as in effect as of the date of such termination or expiration.

  7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

  8. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

  10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

  11. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

  12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

  13. Miscellaneous.

    13.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

    13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

    13.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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    13.4 Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Agreement and Plan of Merger to be entered into among the Company, Creative Technology Ltd. and CSW Acquisition Corporation (the "Merger Agreement").

    13.5 The parties acknowledge that the handwritten changes to this Agreement set forth herein shall only become effective upon the Effective Time of the Merger.

    13.6 The parties further acknowledge that the payments to be made to the Employee pursuant to Sections 5.2 and 6(d) shall represent the Employee's sole and exclusive remedy with respect to any termination of the Employee's employment hereunder.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                          CAMBRIDGE SOUNDWORKS, INC.

                                          By: /s/ Wayne P. Garrett
                                             ----------------------------------
                                          Title: Vice President and Chief
                                           Financial Officer

                                          EMPLOYEE

                                          By: /s/ Thomas J. Devesto
                                             ----------------------------------
                                          Thomas J. Devesto

  The parties acknowledge that the foregoing clarifications of this Agreement are agreed to as of October 29, 1997.

                                          By: /s/ Thomas J. DeVesto
                                             ----------------------------------
                                          Thomas J. DeVesto
                                          October 29, 1997

                                          CAMBRIDGE SOUNDWORKS, INC.

                                          By: /s/ Wayne P. Garrett
                                             ----------------------------------
                                          Wayne P. Garrett
                                          October 29, 1997

                                          CREATIVE TECHNOLOGY LTD.

                                          By: /s/ Ng Keh Long
                                             ----------------------------------
                                          Ng Keh Long
                                          October 29, 1997

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